EXHIBIT 10.25
2007 Bonus Plan Summary
     Under the 2007 bonus plan, the target bonus for Onyx’s Chief Executive Officer is 60% of his 2007 base salary, the target bonus for each Executive Vice President is 40% of his or her 2007 base salary, and the target bonus for each Vice President is 30% of his or her 2007 base salary. For the Chief Executive Officer, Chief Financial Officer, and each Executive Vice President, 100% of his or her 2007 bonus will be determined on the basis of the Company’s achievement of its corporate objectives for the year. For other Vice Presidents, 70% of his or her 2007 bonus will be determined on the basis of the Company’s achievement of its corporate objectives for the year, and 30% of their 2007 bonus will be determined on the basis of their individual performance during the year.
     Under the 2007 bonus plan, in determining the Company’s achievement of its corporate objectives, equal weight will be given to the achievement of the Company’s financial objectives, taken as a whole, and to the achievement of the Company’s non-financial objectives, taken as a whole. In applying the 2007 bonus plan, the Compensation Committee and Board of Directors also have the discretion to determine that the Company out-performed its corporate objectives, up to a maximum performance of 150%, however, no bonus shall be paid if the Company does not achieve at least 50% of its corporate objectives. The weighting of individual performance of individual goals can range from 0% to 150%, as determined in the judgment of the Compensation Committee and the Board of Directors.